Exhibit 4.2

THIS SUPPLEMENTAL INDENTURE dated as of September 15, 2022

BY AND AMONG:	CLS HOLDINGS, USA INC., a corporation existing under the laws of the State of Nevada (the “Corporation”)

AND:	ODYSSEY TRUST COMPANY, a trust company existing under the laws of the Province of Alberta (the “Warrant Agent”)

WHEREAS:

A.         The Corporation and the Warrant Agent executed a warrant indenture dated as of December 12, 2018, as amended on March 31, 2021 (the “Indenture”), providing for the issue of common share purchase warrants (the “Warrants”).

B.         Section 8.1 of the Indenture provides for the creation of indentures supplemental to the Indenture.

C.         The foregoing recitals are made as representations of the Corporation and not by the Warrant Agent.

D.         The Warrant Agent has agreed to enter into this Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Warrants issued pursuant to the Indenture as modified by this Supplemental Indenture from time to time.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1.

This Supplemental Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Supplemental Indenture were contained in one instrument and the terms and expressions used herein shall have the same meaning as is ascribed to the corresponding terms and expressions in the Indenture.

2.	On and after the date hereof, each reference to the Indenture, as amended by this Supplemental Indenture, “this Indenture”, “this indenture”, “herein”, “hereby”,

 “hereunder”, “hereof” and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

3.	Section 1.1 of the Indenture is amended to replace the definition of "Exercise Price" with the following:

““Exercise Price” at any time means the price at which a whole Common Share may be purchased by the exercise of a whole Warrant, which is initially US$0.10 per Common Share, payable in immediately available United States funds, subject to adjustment in accordance with the provisions of Article 4;”

4.	Section 1.1 of the Indenture is amended to replace the definition of "Expiry Date" with the following:

“Expiry Date” means September 15, 2025;”

5.	References to US$0.40 in the Form of Warrant and Warrant Exercise Form attached as Schedule “A” to the Indenture shall be replaced with US$0.10.

6.	The Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Indenture in all other respects.

7.

This Supplemental Indenture shall be governed by and be construed in accordance with the laws of the Province of Alberta and shall be binding upon the parties hereto and their respective successors and assigns.

8.

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture.

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IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

CLS HOLDINGS USA, INC.
By:	/s/ Andrew Glashow
	Name:	Andrew Glashow
	Title:	President, Chief Executive Officer and Director

ODYSSEY TRUST COMPANY, as Warrant Agent
By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Authorized Signatory

By:	/s/ Amy Douglas
	Name:	Amy Douglas
	Title:	Authorized Signatory